Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Exagen Diagnostics, Inc. of our report dated August 4, 2014 (except for the effects of the restatement discussed in Note 3 to the consolidated financial statements, as to which the date is September 19, 2014) relating to the financial statements of Exagen Diagnostics, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

October 9, 2014